Exhibit 99.1

SGN Announces BlockchAIn Has Signed LOI for 5 MW AI Infrastructure Deployment, Over $100 Million in Expected Contract Value During Initial Term

Scottsdale, AZ, March 13, 2026 (GLOBE NEWSWIRE) -- Signing Day Sports, Inc. (“Signing Day Sports”, “SGN” or the “Company”) (NYSE American: SGN), in connection with the Company’s previously announced proposed business combination (the “Business Combination”) with One Blockchain LLC (“BlockchAIn LLC”), BlockchAIn Digital Infrastructure, Inc. (“BlockchAIn Inc.” and together with BlockchAIn LLC, “BlockchAIn”), and certain affiliates of BlockchAIn, today announced that BlockchAIn LLC has entered into a non-binding letter of intent (“LOI”) with an international private equity firm for a build-to-suit data center lease designed to support next-generation AI infrastructure deployments.

BlockchAIn expects the proposed facility to support approximately 5 megawatts (“MW”) of IT capacity and that it will include a purpose-built core-and-shell data center building designed to support AI and high-performance computing (“HPC”) workloads.

BlockchAIn believes that the project would represent over $100 million in total contract value (“TCV”) over the initial 10-year lease term, with potential aggregate TCV of approximately $300 million including two seven-year renewal options, assuming continued operation over the full potential lease period and subject to finalizing the definitive lease agreement.

“This LOI reflects the continued robust demand we are seeing for power-advantaged infrastructure capable of supporting modern AI and HPC workloads,” said Jerry Tang, Chief Executive Officer of BlockchAIn. “Our strategy is centered on securing scalable power in strategic markets and deploying modular infrastructure designed to convert that power into revenue-generating digital capacity as efficiently as possible.”

Demand for AI and HPC infrastructure continues to accelerate as enterprises and cloud infrastructure providers scale next-generation compute deployments. BlockchAIn’s infrastructure platform is designed to convert strategically located power resources into AI-ready digital infrastructure through modular deployment and secured electrical infrastructure supply.

BlockchAIn’s management believes this power-first development model will enable BlockchAIn to accelerate deployment timelines, reduce capital intensity, and scale infrastructure capacity more efficiently than traditional data center development approaches.

As power availability and delivery timelines emerge as defining constraints on new AI and HPC infrastructure deployment, BlockchAIn’s modular infrastructure philosophy is designed to enable rapid deployment and scalable expansion as AI compute demand continues to grow.

Construction timelines, delivery schedules, and all operational matters will be determined upon the negotiation and execution of definitive agreements. There can be no assurance that the parties will enter into any definitive agreement, and any benefits, projections, or expectations described in this press release are subject to and contingent upon the successful negotiation and execution of such definitive agreements. Operations are currently expected to commence approximately six to nine months following lease execution, subject to the terms of any definitive lease agreement.

BlockchAIn LLC currently operates a 40 MW data center campus in South Carolina, which generated approximately $22.9 million in revenue and approximately $5.7 million in net income in 2024.

BlockchAIn’s management believes BlockchAIn’s development pipeline and infrastructure partnerships position the platform to scale capacity across multiple sites as demand for AI compute continues to grow.

As previously disclosed, Signing Day Sports entered into a Business Combination Agreement with BlockchAIn and certain affiliates of BlockchAIn on May 27, 2025, as amended on November 10, 2025 and December 21, 2025 (and as may be amended from time to time, the “Business Combination Agreement”).  Pursuant to the Business Combination Agreement, Signing Day Sports and BlockchAIn LLC will become wholly-owned subsidiaries of BlockchAIn Inc. BlockchAIn Inc. filed a Registration Statement on Form S-4 in connection with the proposed transaction on December 1, 2025, as amended on December 23, 2025, January 21, 2026, January 22, 2026, and January 30, 2026 (as amended from time to time, the “Registration Statement”), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 30, 2026.

The Company expects the closing of the transactions contemplated by the Business Combination Agreement will take place on March 16, 2026, subject to certain closing conditions and including stockholder approval. Upon consummation of the transaction, the shares of BlockchAIn Inc. are expected to trade on the NYSSE American under the ticker symbol “AIB.”

About One Blockchain LLC

BlockchAIn LLC is a developer and operator of digital infrastructure focused on HPC and AI hosting. BlockchAIn LLC has planned AI data center expansions with favorable economics for activation in 2026 and 2027. BlockchAIn LLC operations are currently centered around its existing 40 MW data center facility in South Carolina. In 2024, this facility generated approximately $22.9 million in revenue and approximately $5.7 million in net income. BlockchAIn LLC’s mission is to become a leader in creating and operating scalable sustainable power and data infrastructure purpose-built for AI hosting, AI workloads, HPC, and accelerated compute applications.

About Signing Day Sports, Inc.

Signing Day Sports' mission is to help student-athletes achieve their goal of playing college sports. Signing Day Sports' app allows student-athletes to build their Signing Day Sports' recruitment profile, which includes information college coaches need to evaluate and verify them through video technology. The Signing Day Sports app includes a platform to upload a comprehensive data set including video-verified measurables (such as height, weight, 40-yard dash, wingspan, and hand size), academic information (such as official transcripts and SAT/ACT scores), and technical skill videos (such as drills and mechanics that exemplify player mechanics, coordination, and development). For more information on Signing Day Sports, go to https://bit.ly/SigningDaySports.

Forward-Looking Statements

This press release contains "forward-looking statements" that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as "may," "could," "will," "should," "would," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," "project" or "continue" or the negative of these terms or other comparable terminology and include, but are not limited to, statements regarding the proposed Business Combination, the expected listing of BlockchAIn Inc.’s common stock on NYSE American under the ticker symbol “AIB,” the expected benefits of the project contemplated by the LOI, and the anticipated benefits of the Business Combination. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, including without limitation, the parties’ ability to complete the transaction, the parties’ ability to integrate their respective businesses into a combined publicly listed company post-merger, the ability of the parties to obtain all necessary consents and approvals in connection with the transaction, obtain stock exchange clearance of a listing application in connection with the transaction, the parties’ ability to obtain their respective equity securityholders’ approval, and obtain sufficient funding to maintain operations and develop additional services and offerings, market acceptance of the parties’ current products and services and planned offerings, competition from existing or new offerings that may emerge, impacts from strategic changes to the parties’ business on net sales, revenues, income from continuing operations, or other results of operations, the parties’ ability to attract new users and customers, the parties’ ability to retain or obtain intellectual property rights, the parties’ ability to adequately support future growth, the parties’ ability to comply with user data privacy laws and other current or anticipated legal requirements, and the parties’ ability to attract and retain key personnel to manage their business effectively. These risks, uncertainties and other factors are described more fully in the section titled “Risk Factors” of the Registration Statement and in the Proxy Statement/Prospectus (as defined below) that was publicly filed with the SEC relating to this transaction. See also the section titled “Risk Factors” in the Company’s periodic reports which are filed with the SEC. These risks, uncertainties and other factors are, in some cases, beyond the parties’ control and could materially affect results. If one or more of these risks, uncertainties or other factors become applicable, or if these underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. All subsequent written and oral forward-looking statements concerning Signing Day Sports, BlockchAIn, or any of their affiliates, or other matters and attributable to Signing Day Sports, BlockchAIn, any of their affiliates, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Additional Information and Where to Find It

In connection with the Business Combination, BlockchAIn Inc. has filed relevant materials with the SEC, including the Registration Statement to register the common shares of BlockchAIn Inc. to be issued in connection with the Business Combination, and has filed a definitive proxy statement of the Company and a prospectus of BlockchAIn Inc. (the “Proxy Statement/Prospectus”). The Registration Statement has been declared effective by the SEC.  The Proxy Statement/Prospectus has been sent to the stockholders of Signing Day Sports to seek their approval of the Business Combination. Each of BlockchAIn Inc., BlockchAIn LLC, and Signing Day Sports may file with the SEC other relevant documents concerning the proposed transaction.  BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF SIGNING DAY SPORTS ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT BLOCKCHAIN, SIGNING DAY SPORTS, THE BUSINESS COMBINATION, AND RELATED MATTERS. The Registration Statement, the Proxy Statement/Prospectus, and any other documents filed by BlockchAIn Inc., BlockchAIn LLC, and Signing Day Sports with the SEC, may be obtained free of charge at the SEC website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Signing Day Sports, Inc. by directing a written request to: Signing Day Sports, Inc., 8355 East Hartford Rd., Suite 100, Scottsdale, AZ 85255.

Participants in the Solicitation

Signing Day Sports, and its directors, executive officers and certain other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from the shareholders of Signing Day Sports with respect to the Business Combination and related matters. Information about the directors and executive officers of Signing Day Sports, including their ownership of shares of Signing Day Sports common stock, is included in Signing Day Sports’ Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on April 11, 2025. Additional information regarding the persons who may be deemed participants will be included in the definitive proxy statement/prospectus and other relevant documents filed with the SEC. The directors, managers, and officers of BlockchAIn do not currently hold any interests, by security holdings or otherwise, in Signing Day Sports.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction. No offering of securities in connection with the Business Combination shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

Investor Contacts:

Crescendo Communications, LLC
212-671-1020
SGN@crescendo-ir.com

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